Exhibit 99.1

Altavista, VA (April 28, 2011) — Pinnacle Bankshares Corporation (OTCBB:PPBN), the one-bank holding company (the “Company”) of First National Bank (the “Bank”)(first quarter 2011 consolidated results unaudited) reported today net income after taxes of $126,000 or $0.08 per basic share and diluted share for the quarter ended March 31, 2011 compared to a net income after taxes of $183,000 or $0.12 per basic share and diluted share for the same period in 2010.

Profitability as measured by the Company’s annualized return on average assets (“ROA”) was 0.15% for the quarter ended March 31, 2011, compared to 0.22% for the same period in 2010. Annualized return on average equity (“ROE”) for the quarter ended March 31, 2011 was 1.90%, compared to 2.82% for the same period in 2010.

“Although returns were below first quarter 2010 levels due to an increase in provision for loan losses, we experienced nice expansion in our net interest margin, increased liquidity and better capital ratios,” commented Bryan M. Lemley, Chief Financial Officer for both Pinnacle Bankshares and First National Bank.

Net interest income was $2,899,000 for the three months ended March 31, 2011 compared to $2,563,000 for the three months ended March 31, 2010. The net interest margin increased to 3.65% for the three months ended March 31, 2011, from 3.38% for the same period in 2010. Over the past twelve months, rates paid to fund earning assets have fallen at a faster pace than the yield received on earnings assets.

Interest income increased 1% to $4,116,000 in the first quarter of 2011 compared to $4,084,000 in the first quarter of 2010 as net loans outstanding decreased by $1,314,000 and securities increased by $11,886,000 since March 31, 2010. Yield on earning assets decreased by 15 basis points in the same time period.

Interest expense decreased 20% to $1,217,000 in the first quarter of 2011 compared to $1,521,000 in the first quarter of 2010 as deposits increased by $8,722,000 in the past twelve months; however, the rate paid to fund earning assets has fallen by 49 basis points in the same time period.

Provision for loan losses was $673,000 in the first quarter of 2011 compared to $263,000 in the same period of 2010 due to increases in net loan chargeoffs and a sustained level of classified loans.

Noninterest income increased $52,000 or 8% for the three-month period ended March 31, 2011 compared to the same period of 2010. The increase from 2010 was due mainly to a $51,000 or 41% increase in commissions from investment sales.

Noninterest expense increased $71,000 or 3% for the three-month period ended March 31, 2011 compared to the same period of 2010. The increase in noninterest expense for the three-month period is attributed primarily to a $48,000 or 3% increase in salaries and benefits due to an increase in sales commissions.

Total assets at March 31, 2011 were $340,586,000 up 1% from $337,113,000 at December 31, 2010. The principal components of the Company’s assets at the end of the period were $262,692,000 in net loans and $30,179,000 in securities. During the three-month period ended March 31, 2011, net loans decreased 1% or $2,338,000 from $265,030,000 at December 31, 2010. Also during the three-month period, securities increased 14% or $3,662,000 from December 31, 2010.

Total liabilities at March 31, 2011 were $313,923,000 up 1% from $310,631,000 at December 31, 2010, as a result of an increase in savings and NOW accounts of $8,485,000 or 7% offset by a decrease in time deposits of $4,992,000 or 3% and a slight decrease in demand deposits of $125,000 or less than 1% from December 31, 2010. The decrease in time deposits was a result of a migration of time deposit customers to our KaChing! rewards checking.

Total stockholders’ equity at March 31, 2011 was $26,663,000 including $22,044,000 in retained earnings. At December 31, 2010, total stockholders’ equity was $26,482,000, none of which was TARP.

The allowance for loan losses was $4,181,000 as of March 31, 2011, representing approximately 1.57% of total loans outstanding compared to an allowance for loan losses of $4,037,000 as of December 31, 2010, representing approximately 1.50% of total loans outstanding.

Selected financial highlights are shown below.

Pinnacle Bankshares Corporation is a locally managed community banking organization based in Central Virginia. The one-bank holding company of First National Bank serves an area consisting primarily of all or portions of the Counties of Campbell, Pittsylvania, Bedford, Amherst and the City of Lynchburg. The Company operates two branches in the Town of Altavista, one branch in the Town of Amherst, one branch in the Town of Rustburg, two branches in Campbell County, one branch in the City of Lynchburg and one branch in Bedford County at Forest. First National Bank is in its 103rd year in operation.

This press release may contain “forward-looking statements” within the meaning of federal securities laws that involve significant risks and uncertainties. Any statements contained herein that are not historical facts are forward-looking and are based on current assumptions and analysis by the Company. These forward-looking statements may include, but are not limited to, statements regarding future operating results and business performance. Although we believe our plans and expectations reflected in these forward-looking statements are reasonable, our ability to predict results or the actual effect of future plans or strategies is inherently uncertain, and we can give no assurance that these plans or expectations will be achieved. Factors that could cause actual results to differ materially from management’s expectations include, but are not limited to, changes in: interest rates, general economic and business conditions, the real estate market, the legislative/regulatory climate, including the Dodd-Frank Act and regulations adopted thereunder may have on us, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System and any policies or programs implemented pursuant to the Emergency Economic Stabilization Act of 2008, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows and funding costs, competition, demand for financial services in our market area and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and you should not place undue reliance on such statements, which reflect our views as of the date of this release.

Pinnacle Bankshares Corporation

Selected Financial Highlights

(3/31/2011, 3/31/2010 and 9/30/2010 results unaudited)

(Dollar Amounts in Thousands)

Income Statement Highlights	3 Months Ended 3/31/2011	Year Ended 12/31/2010	3 Months Ended 3/31/2010
Interest Income	$4,116	$16,611	$4,084
Interest Expense	1,217	5,835	1,521
Net Interest Income	2,899	10,776	2,563
Provision for Loan Losses	673	1,878	263
Noninterest Income	724	3,134	672
Noninterest Expense	2,779	11,037	2,708
Net Income	126	687	183

Balance Sheet Highlights	3/31/2011	12/31/2010	3/31/2010
Cash and Cash Equivalents	$34,285	$32,533	$35,533
Total Loans	266,873	269,067	268,187
Total Investments	30,179	26,517	18,293
Total Assets	340,586	337,113	331,863
Total Deposits	310,322	306,954	301,600
Total Liabilities	313,923	310,631	305,798
Stockholders’ Equity	26,663	26,482	26,065

Ratios and Stock Price	3/31/2011	12/31/2010	3/31/2010
Gross Loan-to-Deposit Ratio	85.78%	87.40%	88.66%
Net Interest Margin (Year-to-date)	3.65%	3.43%	3.38%
Liquidity	18.39%	16.96%	16.75%
Efficiency Ratio	76.40%	79.36%	83.49%
Return on Average Assets (ROA)	0.15%	0.21%	0.22%
Return on Average Equity (ROE)	1.90%	2.63%	2.83%
Leverage Ratio (Bank)	8.40%	8.36%	8.41%
Tier 1 Risk-based Capital Ratio (Bank)	10.29%	10.10%	10.19%
Total Capital Ratio (Bank)	11.54%	11.36%	11.44%
Stock Price	$8.50	$8.80	$7.80

Asset Quality Highlights	3/31/2011	12/31/2010	9/30/2010
Nonaccruing Loans	$7,280	$7,073	$6,521
Loans 90 Days or More Past Due and Accruing	569	770	530
Total Nonperforming Loans (Impaired Loans)	7,848	7,843	7,051
Other Real Estate Owned (OREO) (Foreclosed Assets)	951	474	599
Total Nonperforming Assets	8,799	8,317	7,650
Nonperforming Loans to Total Loans	2.90%	2.91%	2.67%
Nonperforming Assets to Total Assets	2.58%	2.47%	2.31%
Allowance for Loan Losses	$4,181	$4,037	$3,753
Allowance for Loan Losses to Total Loans	1.57%	1.50%	1.42%
Allowance for Loan Losses to Nonperforming Loans	53.27%	51.47%	53.23%

CONTACT: Pinnacle Bankshares Corporation, Bryan M. Lemley, 434-477-5882 bryanlemley@1stnatbk.com